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Exhibit 23.1      Letter from Areson & Company



March 30, 2001


The Board of Directors
Supply Chain Services Inc.
8/F., Guangdong Textile Centre
22 Minden Avenue
Tsimshatsui
Kowloon
Hong Kong



Dear Sirs,

As independent public accountants, we hereby consent to the incorporation in this Form 10-KSB of our audit report dated March 19, 2001 on the consolidated financial statements of Supply Chain Services Inc; formerly known as Paddington Inc.; ("the Company") and its subsidiaries for the period from September 10, 1997 to December 31, 1998 and years ended December 31, 1999 and 2000. It should be noted that we have not audited any financial statements of Supply Chain Services Inc. subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.




ARESON & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS